UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A
(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

LIFEWAY FOODS, INC.

(Exact name of registrant as specified in its charter)

Illinois	36-3442829
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6431 West Oakton Street Morton Grove, Illinois	60053
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:         N/A         (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities To Be Registered.

This Form 8-A/A amends the registration statement on Form 8-A filed by Lifeway Foods, Inc., an Illinois corporation (the “Company”), with the Securities and Exchange Commission on November 5, 2024 relating to the preferred stock purchase rights under the shareholder rights agreement, dated as of November 4, 2024 (the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as rights agent (and any successor rights agent, the “Rights Agent”). On October 29, 2025, the Company and the Rights Agent entered into that certain Amendment No. 1 to Shareholder Rights Agreement (the “Amendment”), which amended the Rights Agreement. Capitalized terms used, but not defined, below have the meanings given to such terms in the Rights Agreement.

The Rights Agreement was originally entered into on November 4, 2024 and was scheduled to expire at the Close of Business on November 4, 2025. On October 29, 2025, the Company and the Rights Agent entered into the Amendment, which extended the Final Expiration Time to the Close of Business on October 29, 2026 (and made other conforming changes to the Rights Agreement).

The foregoing description of the Rights Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement and the Amendment, which are filed as Exhibit 4.1 to the Company’s Form 8-A filed on November 5, 2024 and Exhibit 4.2 hereto and are incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description
3.1	Certificate of Designations of Series A Junior Participating Preferred Stock of the Company, dated November 4, 2024 (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q, filed on November 14, 2024)

4.1	Shareholder Rights Agreement, dated as of November 4, 2024, by and between the Company and Computershare Trust Company, N.A., as rights agent (which includes the Form of Rights Certificate as Exhibit B thereto) (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A, filed on November 5, 2024)

4.2	Amendment No. 1 to Shareholder Rights Agreement, dated as of October 29, 2025, by and between the Company and Computershare Trust Company, N.A., as rights agent

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 29, 2025	LIFEWAY FOODS, INC.

	By:	/s/ Julie Smolyansky
		Name:	Julie Smolyansky
		Title:	Chief Executive Officer and Secretary

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